Exhibit 23.1

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, amendment 2 is a part of, the report dated August 10, 2011 relative to the financial statements of Aristocrat Group Corp. as of July 31, 2011 and for the period July 20, 2011 (date of inception) through July 31, 2011.

I also consent to the reference to my firm under the caption “Experts” in such Registration Statement.

/s/ Peter Messineo, CPA

Peter Messineo, CPA

Palm Harbor Florida

October 18, 2011